Exhibit 107

Calculation of Filing Fee Tables

SC TO-T

(Form Type)

Deciphera Pharmaceuticals, Inc.

(Name of Subject Company - Issuer)

Topaz Merger Sub, Inc.

(Names of Filing Persons - Offeror)

Ono Pharmaceutical Co., Ltd.

(Names of Filing Persons - Parent of Offeror)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$2,426,954,563*	0.00014760	$358,218**

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$2,426,954,563

Total Fees Due for Filing			$358,218

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$358,218

*

The transaction valuation was estimated based on the sum of (a) the product of 82,225,972 shares of common stock issued and outstanding and $25.60 per share; (b) the product of 6,980,932 shares of common stock underlying outstanding options, with exercise prices less than $25.60, and $12.524, which is the difference between $25.60 and the weighted average exercise price of $13.076 per share of the underlying outstanding stock options; (c) the product of 3,085,820 shares of common stock underlying outstanding restricted stock unit awards and $25.60 per share; (d) the product of 530,544 shares of common stock underlying outstanding performance stock unit awards and $25.60 per share; (e) the product of 5,466,133 shares of common stock underlying outstanding pre-funded warrants, and $25.59, which is the difference between $25.60 and the weighted average exercise price of $0.01 per share of the underlying outstanding pre-funded warrants; and (f) the product of 81,376 shares of common stock estimated to be issued under the Company ESPP and $25.60 per share. The calculation of the filing fee is based on information provided by Deciphera Pharmaceuticals, Inc. as of April 24, 2024.

**

The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2024 beginning on October 1, 2023, issued on August 25, 2023, by multiplying the transaction valuation by 0.00014760.